EXHIBIT 99.1

NASDAQ:	CHFC
FOR RELEASE:	IMMEDIATELY
DATE:	DECEMBER 1, 2003

CONTACT:	CHEMICAL FINANCIAL CORPORATION David B. Ramaker, President and Chief Executive Officer (989) 839-5350

CALEDONIA FINANCIAL CORPORATION Lawrence B. Fitch, President and Chief Executive Officer (616) 891-8113

CHEMICAL FINANCIAL CORPORATION COMPLETES ITS ACQUISITION
OF CALEDONIA FINANCIAL CORPORATION

          Midland, Michigan and Caledonia, Michigan - David B. Ramaker, President and CEO of Chemical Financial Corporation ("Chemical"), and Lawrence B. Fitch, President and CEO of Caledonia Financial Corporation ("Caledonia"), announced today that Chemical has completed its acquisition of Caledonia. As a result of the transaction, shareholders of Caledonia will receive $39.00 cash for each share of Caledonia common stock in a taxable transaction. The total value of the transaction is approximately $55.3 million.

          Chemical Financial Corporation is a financial holding company headquartered in Midland, Michigan. After completion of the merger, Chemical has 133 banking offices, assets of approximately $3.8 billion, and is the fourth largest bank holding company (based on assets) with headquarters in Michigan.

          Mr. Ramaker stated, "This merger will enhance Chemical's presence in the attractive West Michigan market. We are pleased to continue to expand our operations in West Michigan and believe Chemical's banking products, financial services, and community bank philosophy will be well received by Caledonia customers."

          According to Mr. Fitch, "Chemical is a strong organization with a community bank service philosophy and a history of benefiting the communities that it serves. We believe the merger will benefit our customers and our community."

          Chemical Financial Corporation common stock is traded on The Nasdaq Stock Market under the symbol "CHFC."

FORWARD-LOOKING STATEMENTS

          When used in this press release or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words "will," "expect,"

"continue," "anticipate," "estimate," "project" and similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Chemical wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors could cause actual results to differ materially from those anticipated or projected.

          Chemical does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.